As filed with the Securities and Exchange Commission on January 3, 2024

Registration Number 333-276149

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SAFE AND GREEN DEVELOPMENT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	6552	87-1375590
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

990 Biscayne Blvd., #501, Office 12

Miami, Florida 33132

(904) 496-0027

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David Villarreal

Chief Executive Officer

990 Biscayne Blvd., #501, Office 12

Miami, Florida 33132

(904) 496-0027

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with Copies to:

Leslie Marlow, Esq.
Melissa Palat Murawsky, Esq.
Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Phone: (212) 885-5000
Fax: (212) 885-5001

Approximate date of commencement of proposed sale to public:

As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒ 333-276149

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registration Statement shall become effective upon filing in accordance with Rule 462(d) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Safe and Green Development Corporation (the “Company”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on December 27, 2023, is being filed for the sole purpose of filing a modified version of Exhibit 5.1 as part of the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below. This Registration Statement shall become effective upon filing with the SEC in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

The following exhibits are being filed with this Registration Statement:

Exhibit Index

5.1	Opinion of Blank Rome LLP

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 3rd day of January, 2024.

SAFE AND GREEN DEVELOPMENT CORPORATION

By:	/s/ David Villarreal
	Name:	David Villarreal
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ David Villarreal	Chief Executive Officer and Director	January 3, 2024
David Villarreal	(Principal Executive Officer)

/s/ Nicolai Brune	Chief Financial Officer	January 3, 2024
Nicolai Brune	(Principal Financial and Accounting Officer)

*	Director	January 3, 2024
Yaniv Blumenfeld

*	Director	January 3, 2024
Paul Galvin

*	Director	January 3, 2024
Peter G. DeMaria

*	Director	January 3, 2024
John Scott Magrane, Jr.

*	Director	January 3, 2024
Christopher Melton

*	Director	January 3, 2024
Alyssa L. Richardson

*	Director	January 3, 2024
Jeffrey Tweedy

*By:	/s/ David Villarreal
David Villarreal, Attorney-In-Fact

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